SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 16, 2009

SUN BANCORP, INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-20957	52-1382541
(State or other jurisdiction of incorporation)	(SEC File Number)	(IRS Employer Identification No.)

226 Landis Avenue, Vineland, New Jersey	08360
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(856) 691-7700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

SUN BANCORP, INC.

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2009, Sun Bancorp, Inc. (the “Registrant”) entered into an employment agreement (the “Agreement”) with Mr. Thomas X. Geisel, President and Chief Executive Officer. A copy of the Agreement is filed as Exhibit 10.1 hereto and incorporated by reference herein. The Agreement replaced the Management Change in Control Severance Agreement dated December 18, 2008 and a Letter of Employment between the Company and Mr. Geisel dated December 5, 2007 but the financial terms of the Agreement are substantially similar to those agreements. In addition, the Agreement includes a “claw back” provision that provides for the repayment of bonuses and incentive compensation in certain circumstances as described below.

The term of the Agreement will continue until 36 months after the date of the Agreement, unless it is terminated earlier in accordance with its provisions. Additionally, on December 31, 2009 and each December 31 thereafter, the term of the Agreement will automatically extend for a new period of 36 months, unless the Board of Directors gives written notice by October 1st of any such year that the Board has determined that the term shall not be renewed. The Agreement provides for an initial base salary of $500,000 per year. Mr. Geisel also is eligible to participate in any of the Registrant’s bonus, benefit, retirement and welfare plans and programs for which he is or will be eligible. Mr. Geisel is also eligible to receive grants of options to purchase shares of the Registrant’s common stock and shares of restricted stock with the number of options and restricted stock to be determined based upon achievement of certain financial targets to be agreed upon annually. In connection with the execution of the Agreement, Mr. Geisel received a signing bonus of $200,000.

In the event Mr. Geisel’s employment is terminated by the Company for reasons other than in conjunction with or 24 months following a “Change in Control”, for “Just Cause”, death or “Disability” (as those terms are defined in the Agreement), Mr. Geisel will be entitled to receive a severance payment (without regard to the number of months remaining on the term of the Agreement) equal to the sum of the following (multiplied by 24):

(i)	the average of his monthly base salary in effect for the 36-month period (or immediately prior to his termination; and
(ii)

the average of any cash bonuses (calculated as a monthly average) paid to him in accordance with the Registrant’s Performance Bonus Plan and any other cash bonus arrangements paid to him during the previous 36 month period (or lesser period of employment if his employment has been for a lesser period of time at the time of termination).

Mr. Geisel will be entitled to receive the above-described severance payment if he voluntarily terminates employment upon the occurrence of or 90 days following certain events generally constituting a change in circumstances of his employment provided that the Registrant shall be entitled to remedy such circumstances during a 30 day period following receipt of notice from Mr. Geisel that he intends on resigning. He will also not be entitled to any compensation or other benefits under the Agreement, other than unpaid salary, if his employment is terminated for "Just Cause" or if he voluntarily terminates for other than an event constituting a change in circumstances.

If Mr. Geisel is terminated without “Just Cause” or resigns for good reason within 24 months following a Change in Control of the Registrant or Sun National Bank (as defined in the Agreement), he will be entitled to receive a lump sum payment equal to 2.999 times his average annual aggregate taxable compensation paid by the Registrant and the Bank for the most recently completed five calendar years ending on, or before, the date of such Change in Control.

The Agreement provides that any payment to Mr. Geisel in connection with a Change in Control will not be limited to the amounts that are deductible by the Registrant and the Bank. As such, such payments may result in him receiving a payment that is subject to a 20% excise tax. If Mr. Geisel was subject to an excise tax on such payment, he would also receive a tax gross-up payment whereby any adverse tax consequences would be ameliorated by additional payments from the Registrant and the Bank as may be necessary in order to protect the intended economic benefits under the Agreement.

The Agreement provides that Mr. Geisel would be obligated to repay (upon demand by the Compensation Committee) any bonus or incentive compensation paid or payable by the Company or the Bank during his employment in the event that such payments were based on either (i) materially inaccurate financial statement or any other materially inaccurate performance metric criteria or (ii) financial statements or performance metrics that are subsequently restated or revised. Any such demand for repayment must be made within 2 years of the date of payment of the bonus or incentive compensation payment other than in the event of fraud or intentional misconduct in which the demand period shall not be limited.

For a period of twenty months following termination of employment or 18 months following termination of employment after a change in control event, Mr. Geisel will be subject to non-competition limitations related to employment with a financial institution engaged in the business of offering retail customer and commercial deposit and/or loan products whereby Mr. Geisel will have a work location within 25 miles of any office of the Registrant or any subsidiary existing as of the date of such termination of employment; provided, however, Mr. Geisel may request a waiver from the Registrant with respect to the non-compete limitations on a case by case basis at any time in order to permit him to engage in investment banking or private equity investment activities, and the Registrant agrees that it will review such request.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement Dated July 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN BANCORP, INC.
Date: July 22, 2009	By:	/s/ Dan A. Chila
Dan A. Chila Executive Vice President and Chief Financial Officer